EXHIBIT 99
----------

                                  Press Release
                                  -------------

                            SUSSEX BANCORP ANNOUNCES
                             SECOND QUARTER RESULTS

     FRANKLIN, NEW JERSEY - Sussex Bancorp (AMEX:"SBB") announced today that for the second quarter ended June 30, 2000, the company had earned net income of $184,000, an increase over net income of $154,000 earned in the second quarter of 1999. Basic earnings per share for the two periods were $.13 and $.11, respectively. Diluted earnings per share were $.13 in 2000 and $.11 in 1999.

     For the six months ended June 30, 2000, the Company earned net income of $384,000, an increase of $38,000 from the $346,000 earned for the same period last year. The Company's total interest income increased to $5,001,000 for the six months ended June 30, 2000, primarily due to the increase in total loans, as the Company's portfolio of loans, net increased to $94.7 million at June 30, 2000 from $73.3 million at June 30, 1999. Basic earnings per share for the six months ended were $.27 for 2000 and $.24 for 1999. Diluted for the same period were $.27 and $.24.

     The Company's interest expense increased to $2,147,000 for the six months ended June 30, 2000 from $2,129,000 for the same period last year. This increase reflects the increase in the Company's total deposits to $138.7 million at June 30, 2000 from $134.4 million at June 30, 1999. At June 30, 2000 the Company had total assets of $152.5 million, compared to total assets of $144 million at June 30, 1999.

     Sussex Bancorp is the holding company for the Sussex County State Bank which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey.


                                  Page 5 of 5